Exhibit 10.32

Summary of Terms of Retention Plan for Stephen Lovass

Retention Plan

Retention incentive is a payment equal to his current annual base salary (prior to reduction) on May 15, 2011, or earlier if a significant change in operating strategy of GSP business occurs sooner and the conditions described below are satisfied.  In the event that Stephen is terminated without cause prior to such date, both the retention payment and his severance entitlement under the Company’s Severance Policy for Senior Officers shall be paid.

Consequences of Significant Change in GSP Operating Strategy

Notwithstanding anything in the Severance Policy for Senior Officers to the contrary, upon the happening of the events set forth in paragraph 1 and paragraph 2 below, Stephen will receive, in addition to the retention amount should the events below occur prior to May 15, 2011, the benefits set forth under “Severance Amount” below:

1.	There occurs a significant change in operating strategy, as determined by the Board of Directors; and
2.
Stephen in his sole discretion chooses not to accept, or is not offered, a position with another organization, and Gerber fails to offer Stephen  a comparable position, that is located within a current GSI CT facility and:

1.	Includes responsibility for a business unit with at the time not less than $100MM in sales;
2.	Reports to the CEO; and
3.	Includes a current compensation package no less generous than his package today.

Severance Amount:
Amount payable under the Severance Policy for Senior Officers, plus continuation of medical coverage during severance payment period, plus the prorated amount of any bonus earned for the fiscal year in which termination occurs; plus accelerated vesting of all unvested stock options and restricted shares.

Death or Disability:
Should Stephen die or become disabled prior to May 15, 2011, or the termination of his employment upon a significant change in operating strategy of GSP, as described above, neither he nor his estate will receive the retention payment equal to his annual base salary, nor any benefits or payments under the Severance Policy for Senior Officers.